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                                                                 Exhibit 10.3
                                                                 EXECUTION COPY

                        TAX INDEMNIFICATION AGREEMENT

     This TAX INDEMNIFICATION AGREEMENT ("Agreement") is made and entered into as of the first day of December, 1997, by and between CPC INTERNATIONAL INC., a Delaware corporation ("CPC"), and CORN PRODUCTS INTERNATIONAL, INC., a Delaware corporation ("CORN").

                                 WITNESSETH

     WHEREAS, CPC is the common parent of an affiliated group of corporations within the meaning of Code Section 1504 which includes CORN (all capitalized terms not otherwise defined shall be as defined in Section 5.07 hereof); and

     WHEREAS, CPC intends to transfer to CORN its corn refining business, including all stock owned by it in domestic and foreign corporations engaged in the corn refining business, in exchange for stock of CORN, and distribute to its shareholders stock constituting control of CORN, within the meaning of Code
Section 368(c) (the "Spinoff"); and

     WHEREAS, in connection therewith, it will be necessary for certain foreign corporations owned by CPC to engage in Foreign Spinoffs; and

     WHEREAS, the IRS has issued the IRS Rulings which state the United States federal income tax treatment of the Spinoff and the Foreign Spinoffs, which tax treatment also shall be relied upon and reported by CPC for all applicable United States state and local Tax purposes




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(such United States federal income tax and state and local Tax treatment to be referred to hereinafter as the "Tax Treatment"); and

     WHEREAS, the parties hereto are entering into this Agreement to indemnify CPC as hereinafter provided in the event the Spinoff or any of the Foreign Spinoffs shall fail to qualify for the Tax Treatment due to actions by CORN or its Affiliates.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                  ARTICLE 1
                        REPRESENTATIONS AND COVENANTS

     SECTION 1.01.  Representations.

     (a) CORN hereby makes the following representations to CPC: (i) CORN has reviewed the submissions to the IRS in connection with the IRS Rulings and, to the best of CORN's knowledge, all statements and representations therein concerning CORN, its business, operations, capital structure or organization, are complete and accurate in all material respects; (ii) CORN shall, and shall cause each of its Affiliates to, comply with each statement concerning CORN and its Affiliates that is designated as a "representation" in the submissions or the IRS Rulings; (iii) CORN concurs with all representations and statements made in the submissions.

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All of the above representations shall survive the Spinoff Date until the expiration of all statute of limitations (inclusive of extensions) in respect of taxable periods for which Taxes might be imposed or otherwise assessed in respect of the Spinoff and all of the Foreign Spinoffs.

     (b) CORN hereby represents and warrants to CPC that neither CORN nor any Foreign Spinco nor any of their respective Affiliates has any present intention to cease to engage in its Active Business (as defined in Section 1.02(a)(i)), undertake, or permit to be undertaken, any action that would result in a violation of any of CORN's covenants in Section 1.02(a)(ii), or undertake, authorize, approve, recommend, permit, facilitate, enter into any contract with respect to, or consummate, any transaction described in Section 1.02(a)(iii).

     SECTION 1.02.  Covenants.

     (a) CORN covenants and agrees with CPC that during the Restricted Period:

     (i) CORN and each Foreign Spinco will continue to engage in the active conduct, within the meaning of section 1.355-3(b) of the Regulations, of the corn refining business, as described in the Ruling Request, which business, as actively conducted, shall be referred to hereinafter as such corporation's Active Business.

     (ii) CORN and each Foreign Spinco will (A) continue to manage and to own directly assets which represent at least fifty percent (50%) of the Gross Assets which such corporation



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managed and owned directly immediately after the Spinoff or the applicable Foreign Spinoff, as the case may be; (B) continue to manage and own (directly and indirectly through one or more entities) assets which represent at least 50% of the Gross Assets which such corporation managed and owned (directly and indirectly through one or more entities) immediately after the Spinoff or the applicable Foreign Spinoff, as the case may be; and (C) not take any action (including the acquisition or entering into of businesses other than extensions of its Active Business) which would cause the fair market value of its Active Business to be less than five percent (5%) of its total Gross Assets.

     (iii) Neither CORN, nor any Foreign Spinco, nor any of their respective directors, officers or other representatives, will undertake, authorize, approve, recommend, permit, facilitate, enter into any contract with respect to, or consummate, any of the following transactions:

     (A) the issuance of Common Stock (whether or not subject to restrictions), or the issuance of any options, warrants, rights or securities exercisable for, or convertible into, Common Stock (collectively, the "New Stock"), whether in a single transaction or in a series of related or unrelated transactions or otherwise, which in the aggregate if issued (and in the case of options, warrants, rights or securities, exercised or converted) immediately prior to the Spinoff or the applicable Foreign Spinoff, as the case may be, would exceed twenty percent (20%) of the outstanding shares of Common Stock (including the New Stock) immediately following the Spinoff or the applicable Foreign Spinoff, as the case may be;


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     (B) the issuance of any class or series of capital stock or any other instrument (other than Common Stock (whether or not subject to restrictions) or options, warrants, rights or securities exercisable for, or convertible into, Common Stock) that would constitute equity of CORN or any Foreign Spinco for United States federal income tax purposes (such classes or series of capital stock and other instruments being referred to herein as "Disqualified Stock") other than pursuant to the CORN Rights Plan;

     (C) the issuance of any options, rights, warrants, securities or similar arrangements exercisable for, or convertible into, Disqualified Stock other than pursuant to the CORN Rights Plan;

     (D) any redemptions, purchases or other acquisitions from shareholders of greater than 20% of the outstanding capital stock or other equity interests in CORN or any Foreign Spinco in a single transaction or a series of related or unrelated transactions, except redemptions, purchases or other acquisitions by CORN, any Foreign Spinco or any of their respective Affiliates, of the capital stock or other equity interests of CORN or any Foreign Spinco that satisfy all of the following requirements: (1) there is a "sufficient business purpose" (within the meaning of section 4.05(1)(b) of Revenue Procedure 96-30) for the transaction, (2) the stock to be redeemed, purchased or otherwise acquired is widely held, (3) the stock redemptions, purchases or other acquisitions will be made on the open market, and (4) the amount of stock redemptions, purchases or other acquisitions in a single transaction or in a series of related or unrelated



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transactions will not exceed an amount of stock representing twenty percent
(20%) of the outstanding stock of CORN or the applicable Foreign Spinco immediately following the Spinoff;

     (E) the dissolution, merger, or complete or partial liquidation of CORN or any Foreign Spinco or any announcement of such action; or

     (F) the waiver, amendment, termination or modification of any provision of the CORN Rights Plan, or redemption of Preferred Stock Purchase Rights, in connection with, or in order to permit or facilitate, any acquisition or proposed acquisition of Beneficial Ownership of capital stock or other equity interest in CORN.

     (b) In addition to the other representations, warranties, covenants and agreements set forth in this Agreement, CORN and its Affiliates will take, or refrain from taking, as the case may be, such actions as CPC may reasonably request during the Ruling Period as necessary to ensure that the Spinoff and the Foreign Spinoffs qualify for the Tax Treatment, including, without limitation, such actions as CPC determines may be necessary to obtain and preserve the IRS Rulings or any subsequent IRS ruling relating to the tax treatment of the Spinoff or any of the Foreign Spinoffs on which the parties can rely. For purposes hereof, the "Ruling Period" shall mean the period commencing on the Spinoff Date and ending on the first anniversary of the date on which there shall have expired all statutes of limitations (inclusive of extensions) in respect of taxable periods for which Taxes might be imposed or otherwise assessed in respect of the Spinoff and all of the Foreign Spinoffs, but in no event ending sooner than the third




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anniversary of the close of the taxable year of CPC in which the Spinoff occurs. Without limiting the generality of the foregoing, CORN and its Affiliates shall cooperate with CPC if CPC determines to obtain additional IRS rulings pertaining to whether any actual or proposed change in facts and circumstances affects the United States federal income tax status of the Spinoff or any of the Foreign Spinoffs. This Section 1.02(b) shall not apply after the termination of the Restricted Period with respect to any of the actions described in Section 1.02(a), unless (i) at the termination of the Restricted Period, the federal income tax year of CPC that includes the Spinoff is under examination by the Internal Revenue Service or any successor federal income tax authority or, at or prior to the termination of the Restricted Period, CPC has received notice that such an examination is to commence and
(ii) CPC delivers to CORN concurrent with any request after the termination of the Restricted Period pertaining to an action described in Section 1.02(a), an opinion of independent tax counsel of recognized national standing who is experienced in the issues to be addressed and otherwise is reasonably acceptable to CORN, that such request is reasonable; provided that this Section 1.02(b) will not apply if the possible adverse effect on CORN and its business from the actions requested by CPC pursuant to this Section 1.02(b) is greater than the possible adverse effect on CPC and its business from not taking such actions.


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                                  ARTICLE 2

                         CORN INDEMNITY OBLIGATIONS

     SECTION 2.01.  Tax Indemnities.

     (a) Except as otherwise provided in Section 2.01(b), if CORN, any Foreign Spinco, or any of their respective Affiliates (collectively the "Indemnifying Party"), whether through any of their respective directors, officers, other representatives or otherwise, shall violate, or cause or permit to be violated, any representation or covenant contained in Article 1, and as a result thereof (singly or in combination with other actions of the Indemnifying Party), the Spinoff or any of the Foreign Spinoffs shall fail to qualify for the Tax Treatment, the Indemnifying Party shall (jointly and severally) indemnify and hold harmless CPC and each member of the CPC Group (collectively the "Indemnified Party") against any and all Indemnified Liabilities (as defined in Section 3.01(a) arising therefrom.

     (b) If, following the six-month anniversary of the Spinoff Date, CORN, any Foreign Spinco or any of their respective Affiliates takes any action or engages in conduct prohibited by, or resulting in the violation of any covenant in, Section 1.02(a) (other than any action or conduct that results in an event described in Section 2.01(c)), and prior to such action or conduct, CORN delivers to CPC (i) a ruling from the IRS in form and substance reasonably satisfactory to CPC, and upon which CPC can rely, to the effect that the proposed action or conduct will not cause the Spinoff or any of the Foreign Spinoffs to fail to qualify for the tax treatment stated in the IRS



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Ruling or otherwise to be taxable for federal income tax purposes, or
(ii) an Opinion of Counsel, Section 2.01(a) will not apply with respect to such action or conduct.

     (c) Notwithstanding anything to the contrary set forth in this Agreement, if, during the Restricted Period, any Person or Group acquires Beneficial Ownership of fifty percent (50%) or more of the Common Stock (or any other class of capital stock or other equity interest) of CORN or any Foreign Spinco or commences a tender or other purchase offer for the capital stock or other equity interest of CORN or any Foreign Spinco, upon consummation of which such Person or Group would acquire Beneficial Ownership of fifty percent (50%) or more of the Common Stock (or any other class of stock or other equity interest) of CORN or any Foreign Spinco, and, as a result thereof, the Spinoff or any of the Foreign Spinoffs shall fail to qualify for the Tax Treatment, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party against any and all Indemnified Liabilities (as defined in Section 3.01(a)) arising therefrom. The Indemnified Party shall be so indemnified and held harmless under this Section 2.01(c) without regard to whether the Indemnified Party has received or delivered to CPC a supplemental ruling from the IRS or an Opinion of Counsel, and without regard to whether an acquisition of Beneficial Ownership results from a transaction which is not prohibited under Article 1.



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                                  ARTICLE 3

                           INDEMNIFIED LIABILITIES

     SECTION 3.01. Definition and Calculation of Indemnified Liabilities. For purposes of this Agreement, "Indemnified Liabilities" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses, imposed or incurred, directly or indirectly on an Indemnified Party, by reason of or resulting from the failure of the Spinoff or any of the Foreign Spinoffs to qualify for the Tax Treatment, including (i) any and all Taxes imposed upon or incurred by the Indemnified Party as a result of said failure, (ii) any liability of the Indemnified Party arising from Taxes imposed on shareholders of CPC to the extent any shareholder or shareholders of CPC successfully seek recourse against the Indemnified Party on account of said failure, and (iii) any and all costs, fees and expenses incurred in regard to any Indemnified Liability (including, subject to Section 4.02(e), costs relating to the contest of any Indemnified Liability). The amount of any Indemnified Liability for a tax based on or determined with reference to income ("Income Tax") shall be deemed to be the amount of the tax on the gain or income of the Indemnified Party which is subject to tax and indemnified against under Article 2, computed at the taxing jurisdiction's highest marginal tax rate applicable to taxable income of corporations such as the Indemnified Party on income of the character subject to tax and indemnified against under Article 2 for the taxable period in which the Spinoff or the affected Foreign Spinoff, as the case may be, occurs. If an Indemnified Party should be subject to an Income Tax on the Indemnified Liability, the amount payable by the


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Indemnifying Party to the Indemnified Party shall be increased by (and the Indemnified Liability shall be deemed to include) such additional amount necessary to place the Indemnified Party in the same cash position it would have been in had the Indemnified Liability not occurred, taking into account for this purpose all Income Taxes paid or payable by the Indemnified Party with respect to such Indemnified Liability (including such additional amount) and any related Income Tax deductions to the Indemnified Party.

                                  ARTICLE 4

                             PROCEDURAL MATTERS

     SECTION 4.01. General. The parties hereto undertake and agree that from and after such time as either shall obtain knowledge that any representative of a taxing authority has begun to investigate or inquire into the Spinoff or any of the Foreign Spinoffs (whether or not such investigation or inquiry is a formal or an informal investigation or inquiry), the party obtaining such knowledge shall (i) notify the other party thereof, provided that any delay by the Indemnified Party in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder (except to the extent such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with Section 4.02 and the Indemnifying Party is materially and adversely prejudiced by such delay), (ii) consult with the other party from time to time as to the conduct of such investigation or inquiry, (iii) provide the other party with copies of all correspondence with such taxing authority or any representative thereof pertaining to such investigation or inquiry, and (iv)


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arrange for a representative of the other party to be present at all meetings with such taxing authority or any representative thereof pertaining to such investigation or inquiry.

     SECTION 4.02.  Contests.
     (a) If any taxing authority shall propose in writing an adjustment (a "Relevant Adjustment") that, if upheld, would result in an Indemnified Liability, the party receiving such proposed adjustment shall promptly notify the other party thereof, provided that any delay by the Indemnified Party in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder (except to the extent such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance herewith and the Indemnifying Party is materially and adversely prejudiced by such delay), and provide the other party with copies of the portions of all written material between such party and the taxing authority to the extent relating solely to such Relevant Adjustment. Provided that the Indemnifying Party shall timely (i) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party and its independent certified public accountants of the Indemnifying Party's ability to pay the full amount of the Indemnified Liability on the basis of its financial position or the provision of a letter of credit for the full amount of the liability or other similar adequate security and (ii) acknowledge in writing that the asserted liability is an Indemnified Liability, the Indemnifying Party shall be entitled, at its expense, to contest the Relevant Adjustment in its own name, or if the Indemnifying Party does not have standing to contest the Relevant Adjustment, in the name of the Indemnified Party, at the administrative level.


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     (b)  In the event that the issues giving rise to a Relevant Adjustment are not resolved at the administrative level and an Indemnified Liability is imposed by the taxing authority, the Indemnifying Party shall be entitled to contest the Indemnified Liability beyond the administrative level, provided that the Indemnifying Party shall acknowledge in writing that the asserted liability is an Indemnified Liability and (i) pay the full amount of the asserted liability to the taxing authority (in which case, the Indemnifying Party would be entitled to pursue a claim for refund in the appropriate judicial forum) or (ii) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability which may result at the conclusion of such contest.
If requested by the Indemnified Party, such evidence shall consist of a letter of credit in favor of the Indemnified Party for the amount of the Indemnified Liability (or a lesser amount agreed to by the Indemnified Party) or another comparable means of directly providing for the payment of the Indemnified Liability. The Indemnifying Party shall not be entitled to pursue a contest beyond the first judicial level unless, in addition to meeting the above requirements, the Indemnifying Party submits to the Indemnified Party an opinion of Independent Tax Counsel (which shall mean an independent tax counsel of recognized national standing and experienced in the issues to be addressed and otherwise reasonably acceptable to the Indemnified Party) upon which the Indemnified Party may rely, to the effect that it is more likely than not that the Indemnifying Party will prevail on the merits in such contest, and in no event shall the Indemnifying Party be permitted to contest the asserted liability to the United States Supreme Court.



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     (c)  Subject to Section 4.02(d) and Section 4.02(f) and the conditions of this Section 4.02(c), the Indemnifying Party shall control any administrative level contest, but only insofar as it relates to the Relevant Adjustment, and any contest at the judicial level relating to an Indemnified Liability, provided that the Indemnified Party shall be entitled to participate in said contest and any outside party engaged in connection with said contest shall be subject to the prior approval of the Indemnified Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall (i) consult with the Indemnified Party regarding the conduct of any said contest, (ii) keep the Indemnified Party reasonably informed of the progress of such contest, (iii) permit the Indemnified Party and its authorized representatives to be present during the conduct of such contest and (iv) submit to the Indemnified Party for its approval (which shall not be unreasonably withheld) any written protests, challenges, pleadings, briefs, memoranda or other documents prepared prior to or during to course of such contest by the Indemnifying Party or its counsel, and provide to the Indemnified Party a copy of any written ruling, order or other document resulting from said contest.

     (d) If at any time during a contest controlled by the Indemnifying Party pursuant to this Section 4.02 the Indemnifying Party shall, after a request by the Indemnified Party, fail to provide evidence reasonably satisfactory to the Indemnified Party of its continued ability to pay the full amount of the Indemnified Liability or the Indemnified Party reasonably determines, after due investigation, that the Indemnifying Party could not pay the full amount of the Indemnified Liability, then the Indemnified Party may assume control of the contest upon seven (7) days written notice.



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     (e)  The Indemnifying Party shall pay all out-of-pocket expenses and other costs related to the Indemnified Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by the Indemnifying Party or the Indemnified Party, other than costs and expenses incurred solely in the discretion of the Indemnified Party as a participant in a contest that, at the time such costs and expenses are incurred, is being controlled by the Indemnifying Party pursuant to Section 4.02(c), and would not otherwise be incurred by the Indemnifying Party. To the extent that any such expenses and other costs have been or are paid by an Indemnified Party, the Indemnifying Party shall promptly reimburse the Indemnified Party therefor.

     (f) The Indemnifying Party shall not pay (unless otherwise required by a proper notice of levy and after prompt notification to the Indemnified Party of receipt of notice and demand for payment), settle, compromise or concede any portion of the Indemnified Liability without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

     (g) Any contest relating to an Indemnified Liability which is not controlled or which is no longer controlled by the Indemnifying Party pursuant to Section 4.02 shall be controlled and directed exclusively by the Indemnified Party, and any related out-of-pocket expenses and other costs incurred by the Indemnified Party, including but not limited to, fees for attorneys, accountants, expert witnesses or other consultants, shall be reimbursed by the Indemnifying Party. The Indemnified Party shall keep the Indemnifying Party reasonably informed of the



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progress of such contest, including the scheduling and results of meetings with the tax authorities. The Indemnified Party will not be required to pursue the claim in a federal district court, the United States Court of Federal Claims or any state court, if as a prerequisite to such court's jurisdiction, the Indemnified Party is required to pay the asserted liability, unless the funds necessary to invoke such jurisdiction are provided by the Indemnifying Party.

     SECTION 4.03. Time and Manner of Payment. The Indemnifying Party shall pay to the Indemnified Party the amount of the Indemnified Liability and any expenses or other costs indemnified against (less any amount paid directly by the Indemnifying Party to the taxing authority) not less than (7) business days prior to the date payment of the Indemnified Liability is to be made by any party to the taxing authority. Such payment shall be paid by wire transfer of immediately available funds to an account designated by the Indemnified Party by written notice to the Indemnifying Party prior to the due date of such payment. If the Indemnifying Party delays making payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS Penalty Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

     SECTION 4.04 Refunds. In connection with this Agreement, should an Indemnified Party receive a refund in respect of amounts paid by an Indemnifying Party to any taxing authority on its behalf, or should any such amounts that would otherwise be refundable to the Indemnifying Party be applied by the taxing authority to obligations of the Indemnified Party unrelated to an Indemnified Liability, then such Indemnified Party shall, promptly following



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receipt (or notification of credit), remit such refund (inclusive of any interest thereon paid by the taxing authority) to the Indemnifying Party, net of any tax paid or payable by the Indemnified Party with respect to the receipt of such amount.

     SECTION 4.05. Cooperation. The parties shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter that may result in an Indemnified Liability.



                                  ARTICLE 5

                             GENERAL PROVISIONS

     SECTION 5.01. Notices. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or any means of electronic transmission with delivery confirmed (by voice or otherwise) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses listed below, or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.01:

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     To CPC or any Indemnified Party:
          P.O. Box 8000
          International Plaza
          Englewood Cliffs, NJ 07632
          Telecopy: 1-201-894-2210
          Attn: Vice President-Taxes
                with a copy to:  General Counsel


     To CORN or any Indemnifying Party:

          P.O. Box 345
          6500 Archer Road
          Argo, Illinois 60501
          Telecopy:  1-708-563-6561
          Attn: Chief Financial Officer
                with a copy to:  General Counsel



     SECTION 5.02. Miscellaneous. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be

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deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may not be amended, or modified except by an instrument in writing signed by, or on behalf of, the parties or by a waiver in accordance with Section 5.03. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective subsidiaries, and nothing herein, expressed or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 5.03. Waiver. The parties to this Agreement may extend the time for the performance of any of the obligations hereunder, and either party may waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

     SECTION 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Notwithstanding the previous sentence, CORN shall not

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assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of CPC.

     SECTION 5.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 5.06. Dispute Resolution. Article VI of the Distribution Agreement shall apply hereto and shall be deemed incorporated herein by reference with respect to any dispute arising out of the interpretation, implementation or compliance with the provisions of this Agreement.

     SECTION 5.07.  Governing Law and Severability.
     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, other than its conflicts of laws. Without limiting Section 5.06, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Superior Court of the State of New Jersey for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of the parties agrees to commence any action, suit or proceeding relating hereto that is not required to be submitted to arbitration pursuant to Section 5.06 either in the United States District Court for the District of New Jersey or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of




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the State of New Jersey, Bergen County.  Each of the parties further agrees that service of any process, summons, notice or document by United States registered mail to such party's respective address set forth above shall be effective service of process for any such action, suit or proceeding in New Jersey with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 5.07. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the State of New Jersey, Bergen County, or
(ii) the United States District Court for the District of New Jersey, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 5.08. Affiliates. Each party hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any of its Affiliates.

     SECTION 5.09. Definitions. Capitalized terms not otherwise defined shall have the meanings set forth below, and such meanings shall be equally applicable to the singular and plural forms of the terms defined.

     "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

     "Beneficial Owner" (including, with its correlative meanings, "Beneficially Own" and "Beneficial Ownership"), with respect to any securities, shall mean any Person who has, or any of whose Affiliates or Associates has (a) directly or indirectly, the right to acquire, vote or dispose of, such securities (whether such right is exercisable immediately or only after the passage of time), whether pursuant to any agreement, arrangement or understanding (whether or not in writing), upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, (b) "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the date hereof, but including all such securities which a Person has the right to acquire beneficial ownership of, whether or not such



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



right is exercisable within the 60-day period specified therein), including pursuant to any agreement, arrangement or understanding (whether or not in writing), or (c) any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof). For this purpose, "Associate" shall mean, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10 percent or more of any class of capital stock or other equity interest; (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, including any comparable successor legislation.

     "Code Section" shall mean a section of the Code.

     "Common Stock" shall mean, with respect to (a) CORN, common stock thereof having a par value of $0.01 per share and including the Preferred Stock Purchase Rights ("CORN Common Stock"), (b) New Canada Cornco, common stock thereof, (c) BrazilCo Corn, quotas thereof and (d) ChilCo Corn, common stock thereof.

     "Control" (including its correlative meanings, "Controlled by" and "under common Control with") shall mean, with respect to a Person, possession by such Person of the power, directly or indirectly through one or more intermediaries, to (a) elect a majority of the board of directors (or the equivalent governing body) of another Person, or (b) direct or cause the direction of the management and policies of or with respect to another Person, whether through ownership of securities, by contract or otherwise.

     "CORN Rights Plan" shall mean the Preferred Stock Purchase Rights Plan of CORN as governed by the Rights Agreement, dated as of November 19, 1997, between CORN and First Chicago Trust Company of New York, as Rights Agent.

     "CPC Group" shall mean the affiliated group of corporations as defined in Code Section 1504(a) of which CPC (or any successor thereto) is the common parent, excluding for tax periods of the CPC Group commencing subsequent to the Spinoff Date, CORN and the other members of the CORN Group. For purposes hereof, the "CORN Group" shall mean affiliated group of corporations as defined in Code Section 1504(a) of which CORN (or any successor thereto) is the common parent.

     "Foreign Spinco" shall mean each of New Canada Cornco, BrazilCo Corn and ChilCo Corn, as described and defined in the Ruling Request.

     "Foreign Spinoffs" shall mean, collectively, the distributions to CPC by Canada Amalco of Canada Cornco, by Refinacoes de Milho, Brasil Ltda. of BrazilCo Corn and by Industrias de Maiz y Alimentos S.A. of ChilCo Corn, all as described in the Ruling Request. All capitalized terms not defined herein shall have the meanings ascribed thereto in the Ruling Request.

     "Gross Assets" shall mean, when used with respect to a specified Person, the fair market value of such Person's assets unencumbered by any liabilities.

     "Group" shall mean two or more Persons acting as a partnership, limited partnership, syndicate, or otherwise acting in concert for the purpose of acquiring, holding or disposing of securities of any Person.

     "IRS" shall mean the United States Internal Revenue Service.

     "IRS Penalty Rate" shall mean the rate of interest imposed from time to time on underpayments of income tax pursuant to Code Section 6621.

     "IRS Rulings" shall mean the private letter rulings (together with any supplements) issued by the IRS in respect of the Ruling Request.

     "Opinion of Counsel" shall mean an Unqualified Tax Opinion addressed to CPC, in form and substance satisfactory to CPC and upon which CPC can rely. In no event shall CPC be required to conclude that an opinion is satisfactory if there is any risk, however remote, that the action or conduct which is the subject of the opinion will cause the Spinoff or any of the Foreign Spinoffs to be taxable to any extent under the Code. For this purpose, an "Unqualified Tax Opinion" shall mean an unqualified "will" opinion of independent tax counsel of recognized national standing who is experienced in the issues to be addressed and otherwise is reasonably acceptable to CPC, to the effect that the action or conduct which is the subject thereof does not disqualify the Spinoff or any of the Foreign Spinoffs for tax-free treatment for the Indemnified Party and the shareholders of CPC under Code Sections 355, 368(a)(1)(D) and any other applicable Code Sections, assuming that the Spinoff and the Foreign Spinoffs would have qualified for such tax-free treatment if the subject action or conduct had not occurred. An Unqualified Tax Opinion may rely upon, and assume the accuracy of, any representations contained in the Ruling Request.

     "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

     "Preferred Stock Purchase Rights" shall mean the rights to purchase preferred stock of CORN specified in the CORN Rights Plan.

     "Regulations" shall mean the income tax regulations issued, published or promulgated under the Code.

     "Restricted Period" shall mean the period beginning on the date of the first to occur of the Spinoff or any of the Foreign Spinoffs and ending on the second anniversary of the Spinoff Date.

     "Ruling Request" shall mean the request for rulings under Code Sections 355 and 368(a)(1)(D) filed in respect of the Spinoff and the Foreign Spinoffs on behalf of CPC on April 11, 1997, and all amendments and supplements thereto filed subsequent to such date.

     "Section" shall refer to a section of this Agreement.

     "Spinoff Date" shall mean the date determined by CPC's Board of Directors as the date on which the Spinoff shall occur.

     "Taxes" shall mean all United States federal, state or local gross or net income, gross receipts, withholding, franchise, transfer, estimated or other taxes or similar charges and assessments, including all interest, penalties and additions imposed with respect to such amounts.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

CPC INTERNATIONAL INC.                CORN PRODUCTS INTERNATIONAL, INC.

By                                    By
  -------------------------------       ---------------------------------
Name:                                 Name:
Title:                                Title:




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